As filed with the Securities and Exchange Commission on September 7, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUB CYBER SECURITY LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3576
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

HUB Cyber Security Ltd.

17 Rothschild Blvd.

Tel Aviv, Israel 6688120

+972 (3) 924-4074

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Michael J. Rosenberg Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44 (20) 7710-1000	Osher Partok-Rheinisch HUB Cyber Security Ltd. 17 Rothschild Blvd. Tel Aviv, Israel 6688120 Tel: +972 (3) 924-4074	Saul Adereth Shibolet Law Firm 4 Yitzhak Sadeh St. Tel Aviv, Israel 6777504 Tel: +972 (3) 307-5000

Approximate date of commencement of proposed sale of the securities to the public:

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. HUB Cyber Security Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION DATED SEPTEMBER 7, 2023

PRIMARY OFFERING OF

18,918,506 ORDINARY SHARES

SECONDARY OFFERING OF

87,807,052 ORDINARY SHARES,

535,989 WARRANTS

HUB CYBER SECURITY LTD.

This prospectus relates to the issuance from time to time by HUB Cyber Security Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “HUB Security”) of up to 18,918,506 ordinary shares, no par value per share (the “ordinary shares”), including (a) 11,630,882 ordinary shares issuable upon the exercise of 15,507,843 warrants of the Company that were issued in exchange for the public warrants of Mount Rainier Acquisition Corp., a Delaware corporation (“RNER”) (the “public warrants”), at the closing of the Business Combination (as defined herein), (b) 401,992 ordinary shares issuable upon the exercise of 535,989 warrants that were issued in exchange for the private warrants of RNER (the “private warrants” and, together with the public warrants, the “SPAC warrants”) at the closing of the Business Combination; and (c) 6,885,632 ordinary shares issuable upon the exercise of warrants that were issued as part of an offering we conducted in Israel to institutional investors greater than one year prior to the closing of the Business Combination (the “prior warrants”).

The public warrants of RNER were originally issued in the initial public offering of units of RNER at a price of $10 per unit, with each unit consisting of one share of common stock of RNER (the “RNER Shares”) and a warrant to purchase to purchase three-fourths (3/4) of a share of common stock of RNER. The private warrants of RNER were originally issued as part of a private placement in connection with the initial public offering of RNER.

This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of (i) up to 87,807,052 ordinary shares (the “Offered Shares”) issued or issuable to certain of the Selling Securityholders consisting of: (a) 7,500,000 ordinary shares issuable upon exercise of warrants (the “Lind warrants”) which were issued or are issuable to Lind Global Asset Management VI, LLC (“Lind”) in connection with Lind’s funding of up to $16.0 million under convertible securities (the “Lind Convertible Notes”) issued or issuable to Lind pursuant to a Securities Purchase Agreement, dated May 4, 2023 (the “Lind Agreement”), between us and Lind in a private placement. The Lind Warrants have an exercise price of $0.45 per ordinary share; (b) up to 20,000,000 ordinary shares issuable upon conversion of $9 million aggregate principal amount of the Lind Convertible Note, which is convertible at $0.45 per share; (c) up to 22,124,475 ordinary shares issuable upon conversion of NIS 16.85 million (or approximately $4.4 million, using the USD/NIS exchange rate as of September 1, 2023) aggregate principal amount of Convertible Loan Agreements (the “Shayna Loans”) entered into between us and Shayna LP (“Shayna”) in a private placement (the “Shayna Loan Agreements”), which is convertible at $0.20 per share; (d) 13,130,252 ordinary shares issuable upon exercise of warrants (the “Shayna Warrants,” and together with the Lind warrants, the SPAC warrants and the prior warrants, the “Warrants”) issuable under the Shayna Loan Agreements upon conversion of the of the Shayna Loans. The Shayna warrants have an exercise price of $0.20; (e) 20,015,025 ordinary shares issuable upon conversion of approximately $6.7 million aggregate principal amount and accrued interest and other damages of convertible notes entered into between us and A.G.P./Alliance Global Partners on February 28, 2023 (the “A.G.P. Note” and, together with the Lind Convertible Notes and the Shayna Loans the “Convertible Notes”)), assuming a conversion price of $0.32, which is equal to ninety three percent (93%) of the lowest daily VWAP (as defined in the A.G.P. Note) of the Ordinary Shares during the five (5) consecutive Trading Day period ending on September 1, 2023; (f) 4,635,308 ordinary shares issued at the closing of the Business Combination in exchange for shares of RNER common stock held by DC Rainier SPV LLC the “Sponsor”) and the directors and officers of RNER prior to the Business Combination and (g) up to 401,992 ordinary shares that are issuable upon the exercise of the 535,989 private warrants (which were originally issued as part of units in a private placement as part of the initial public offering of RNER at a price of $10.00 per unit) at an exercise price of $12.79 per whole ordinary share by certain of the Selling Securityholders named in this prospectus and (ii) up to 535,989 private warrants that were issued in exchange for warrants originally issued as part of units issued by RNER at a price of $10.0 per unit (with each unit consisting of one share of common stock of RNER and one warrant to purchase three fourths of a share of common stock of RNER) by certain of the Selling Securityholders named in this prospectus.

Additional information about the Lind Agreement, the Shayna Loan Agreements and the A.G.P. Note and the respective issuances of the Warrants and the Convertible Notes in connection therewith is provided in the section entitled “Prospectus Summary—Recent Developments—Funding Transactions” of this prospectus.

Each of the SPAC warrants entitles the holder to purchase three-fourths (3/4) of an ordinary share at an exercise price of $12.79 per whole and will expire on February 28, 2028, at 5:00 p.m., New York City time, or earlier upon redemption of the public warrants or liquidation of the Company. We may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our ordinary shares equals or exceeds $18.00 per ordinary share (subject to adjustment in accordance with the terms of the public warrants) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

The prior warrants were originally issued in Israel in February 2022 to institutional investors in Israel as part of an offering not registered under the Securities Act of 1933 whereby we offered to investors 6,885,632 units consisting of one ordinary share and one warrant to purchase an ordinary share at a purchase price of NIS 6.78 ($2.10) per unit and have an exercise price of $2.03 per ordinary share.

Each Lind Warrant entitles the holder to purchase one ordinary share at an exercise price of $0.45 per share and will expire as follows: (i) 5,000,000 of the Lind Warrants will expire on May 8, 2028, at 11:59 p.m., New York City time and (ii) 2,500,000 of the Lind Warrants will expire on August 24, 2028.

When issued, each Shayna Warrant will entitle the holder to purchase one ordinary share at an at an exercise price of $0.20 per share and will expire 36 months after the issuance date.

We are registering the Offered Shares for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

We are registering the offer and sale of the Offered Shares to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Offered Shares. The Selling Securityholders may offer and sell the Offered Shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of the Offered Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the Offered Shares offered by this prospectus.

All of the Offered Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any Offered Shares by the Selling Securityholders. We will receive up to an aggregate of $173,879,341.82 from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash (and the issuance in full of the Shayna Warrants). If the Warrants are exercised pursuant to a cashless exercise feature, if applicable, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We believe the likelihood that Warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares, SPAC warrants and prior warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “HUBC,” “HUBCW” and “HUBCZ,” respectively. On September 1, 2023, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $0.3510 per ordinary share and $0.394 and $0.400 per warrant, respectively.

In connection with the special meeting of stockholders held by RNER on January 4, 2023 (the “RNER Special Meeting”), the holders of 2,580,435 RNER Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $26,526,872. These share redemptions were in addition to the 14,535,798 RNER Shares that were tendered for redemption in connection with the special meeting of RNER’s stockholders held on December 21, 2022 approving the extension of RNER’s expiration date to March 1, 2023 at a redemption price of approximately $10.31 per share, for an aggregate redemption amount of approximately $149,864,077. The total amount of RNER Shares redeemed prior to the closing of the Business Combination represented approximately 99.2% of the total RNER Shares then outstanding and eligible for redemption.

The 87,807,052 ordinary shares being offered for resale in this prospectus represents 47.19% of our total outstanding ordinary shares as of the date of this prospectus (assuming, in each case, the conversion in full of all of the Convertible Notes and the exercise of all of the Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares and/or warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares warrants. Despite such a decline in the public trading price, the Selling Securityholders and holders of Warrants may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the Warrants described above.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2023.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information; Incorporation of Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise indicated, all historical share-based information in this prospectus has been adjusted to give retroactive effect to the Share Split described below.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning HUB Security’s industry and the regions in which it operates, including HUB Security’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which HUB Security believes to be reliable based upon its management’s knowledge of the industry. We assume liability for the accuracy and completeness of such information to the extent included in this prospectus.

Such assumptions and estimates of HUB Security’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” in this prospectus and in the headings “Risk Factors” and “Operating and Financial Review and Prospectus” in our Annual Report on Form 20-F for the year ended December 31, 2022, or our 2022 Annual Report, incorporated by reference into this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus and in our 2022 Annual Report, before deciding to invest in our ordinary shares. Unless the context otherwise requires, we use the terms “company,” “we,” “us” and “our” in this prospectus to refer to HUB Cyber Security Ltd. and subsidiaries.

HUB Security began operations in 1984 as A.L.D. Advanced Logistics Development Ltd. (“ALD”) and is engaged in developing and marketing quality management software tools and solutions. HUB Cyber Security TLV Ltd. (“HUB TLV”) was founded in 2017 by veterans of the elite Unit 8200 and Unit 81 of the Israeli Defense Forces, with deep experience and proven track records in setting up and commercializing start-ups in a multi-disciplinary environment. On February 28, 2021, HUB TLV and ALD signed a share swap merger agreement, pursuant to which HUB Cyber Security Ltd. became a wholly owned subsidiary of HUB Security (formally ALD following a name change) and the shareholders of HUB TLV owned 51% of HUB Security’s issued and outstanding share capital (the “ALD Merger”). The ALD Merger was completed on June 21, 2021. Following the merger with ALD, we have developed unique technology and products in the field of Confidential Computing, and we intend to be a significant player in the industry by providing effective cybersecurity solutions for a broad range of government entities, enterprises and organizations. We currently operate in several countries and provide innovative cybersecurity computing appliances as well as a wide range of cybersecurity professional services. We are registered with the Israeli Registrar of Companies. Our registration number is 511029373. HUB Security focuses on two symbiotic lines of business – Confidential Computing and Cyber Security Professional Services – a trusted advisor to its customers. The symbiotic connection between the two offerings is deeply rooted in the company’s strategy.

Traditional Approaches to Cybersecurity

Traditional cybersecurity technologies operate as a collection of unique purpose-built systems and components that mitigate different threats and risks within a network. All of these systems are being operated by expanding costly IT and cyber teams within organizations. Most organizations today have sophisticated methods for protecting data at rest (encrypted in storage), and data in transit (encrypted in transit). However, traditional approaches to cybersecurity do not address vulnerabilities to data in use, (when applications and data are processed). As a result, most companies are exposed to hacks by commercially available tools and techniques, even after investing heavily in perimeter defenses.

This common vulnerability of systems to exploit by hackers has been exacerbated by the recent shift to remote work and the increase in cell phone access to networks. This shift allows even simple devices such as phones, tablets and laptops to access networks and receive sensitive data. The connection of these simple devices to a network has created a network perimeter that is almost indefensible by traditional cybersecurity systems.

Confidential Computing

Confidential Computing is emerging as the ultimate solution for cyber protection as it assumes that a computer has already been infiltrated by hackers and that an administrator’s credentials have been compromised. HUB’s zero trust Confidential Computing systems protect data and applications by running them within secure enclaves that are governed by policies and managed with strict, rules-based filters to prevent unauthorized access to the processor as well as by and between microservices. This unique approach ensures data security, regardless of the vulnerability of the computing infrastructure.

Confidential Computing places the network system into a “bunker” or trusted execution environment, and maintains strict control over how the system is accessed, and does not require any changes in the network operations which would otherwise be required by traditional cybersecurity solutions. More importantly, Confidential Computing allows data to remain encrypted at all times, even while in use and being processed. According to the Everest Group, the Confidential Computing market is expected to grow by up to 90-95% each year through 2026 and will help to mitigate the threat of data breaches.

The potential benefits of Confidential Computing are immense, including data protection, ensuring security on data in use in the cloud, protecting intellectual property, allowing safe collaboration with external organizations on cloud, eliminating concerns over selecting cloud providers and protecting data processes for edge computing environments, such as IoT. HUB’s zero trust Confidential Computing has a key strength in that it can minimize the vulnerability of data for all of these use cases by protecting data in use, that is, during processing or runtime.

Our Business

HUB was founded in 2017 by veterans of the elite Unit 8200 and Unit 81 of the Israeli Defense Forces, with deep experiences and proven track records in setting up and commercializing start-ups in a multi-disciplinary environment. HUB has developed unique technology and products in the field of Confidential Computing, and it intends to be a significant market participant providing effective cybersecurity solutions for a broad range of government entities, enterprises and organizations. On February 28, 2021, HUB and ALD, a leading provider of quality and reliability certification training and services, signed a share swap merger agreement, pursuant to which HUB became a wholly owned subsidiary of ALD and the shareholders of HUB owned 51% of ALD’s issued and outstanding share capital. The ALD-HUB Merger was completed on June 21, 2021 (ALD later changed its name to HUB Cyber Security (Israel) Ltd. and later to HUB Cyber Security Ltd.)

Today, HUB operates in several countries providing innovative cybersecurity computing solutions as well as a wide range of cybersecurity and reliability, availability, maintainability and safety (RAMS) professional services. Its zero trust Confidential Computing product has received positive initial market feedback, with detailed discussions held with interested parties in Israel, EMEA, APAC and the United States, including well established companies in the telecommunications, insurance and technology sectors. HUB’s management team includes, amongst others, Major-General (Ret.) Uzi Moskovich (CEO, former head of the Cyber Communications and Defense Division of the Israel Defense Forces), Andrey Iaremenko (founder and Chief Technology Officer with over 13 years of experience in the elite Unit 8200 of the Israeli Defense Forces), Hugo Goldman (Chief Financial Officer with over 25 years of experience as a Chief Financial Officer, including serving as CFO of several technology based companies), Osher Partok Rheinisch (Chief Legal, Compliance and Data Protection Officer with over 20 years of experience), and Alon Saban (EVP of Cybersecurity with 23 years’ experiences in national cybersecurity agencies)

For the years ended December 31, 2022 and 2021, HUB and its divisions generated $80 million and $33 million of revenue, respectively, including one customer that contributed more than 10% of HUB’s total consolidated revenue in the year ended December 31, 2022. For the year ended December 31, 2022, the revenue HUB generated from each of the geographic markets in which it operates (Israel, America, Europe and Asia Pacific) amounted to $76,127 thousand, $339 thousand, $2,983 thousand and $294 thousand, respectively. For the year ended December 31, 2021, the revenue HUB generated from each of the geographic markets in which it operates (Israel, America, Europe and Asia Pacific) amounted to $31,049 thousand, $680 thousand, $755 thousand and $36 thousand, respectively.

HUB is a cybersecurity product company that also offers complementary trusted advisory and professional service facilitating cyber risk assessment, cyber risk mitigation, cyber incident response, quality reliability and safety of critical systems. HUB’s management believes that HUB has great potential for growth and the ability to handle large and complex projects for governments and organizations by providing reliable cybersecurity solutions for the sensitive data and critical infrastructure of these entities.

HUB will seek to capture a leading position in the cybersecurity market, based on two major strategies:

a)	Focus on continuing the development of HUB’s Confidential Computing solutions to ensure HUB is able to meet the demands of an evolving and growing market.

b)	Achieve rapid growth and market penetration through industry collaborations and mergers and acquisitions that can give HUB access to large clients and integration capabilities, in order to put HUB at the top of the value chain.

Since the start of 2021, HUB has completed two acquisitions of cybersecurity consulting services and distribution companies. This has provided HUB with an established and trusted customer base, including governmental agencies and enterprises that are prime targets for its Confidential Computing approach. As part of its business strategy, HUB is also considering additional acquisition targets, particularly those in the United States.

HUB intends to leverage the acquired companies’ professional services, expert knowledge and understanding of customers’ need to upsell its cybersecurity solution. In addition, HUB intends to use its technological abilities to transform the acquired companies’ services into products that can be sold widely, thereby accelerating HUB’s revenue growth and increasing shareholder value.

Corporate Information

Our website address is www.hubsecurity.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

The main address of our principal executive offices is 17, Rothchild St., Tel Aviv, Israel and our telephone number is +972-3-924-4074. Our agent for service of process in the U.S. is Puglisi & Associates, 850 Library Avenue, Newark, Delaware 19711. For a description of our principal capital expenditures and divestitures for the two years ended December 31, 2022 and for those currently in progress, see Item 5. “Operating and Financial Review and Prospects.”

Recent Developments

On February 28, 2023 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement , dated March 23, 2022 (the “Business Combination Agreement”), by and among the Company, Mount Rainier Acquisition Corp., a Delaware corporation (“RNER”) and Rover Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

On the Closing Date, the following transactions occurred in connection with the closing of the Business Combination:

●	the Company effected a share split of each of our ordinary shares into such number of ordinary shares, calculated in accordance with the terms of the Business Combination Agreement, such that each of our ordinary shares was given the value of $10.00 per share after giving effect to such share split, which resulted in reverse split ratio of 0.712434 (the “Share Split”);

●	the Company adopted Amended and Restated Articles of Association for HUB Cyber Security Ltd.;

●	Merger Sub merged with and into RNER (the “Merger”), with RNER being the surviving corporation in the Business Combination and becoming a wholly owned subsidiary of the Company, with the shareholders of RNER becoming shareholders of the Company;

●	in connection with the special meeting of stockholders held by RNER on January 4, 2023 (the “RNER Special Meeting”), the holders of 2,580,435 shares of common stock of RNER (the “RNER Common Stock” and each share of RNER Common Stock, a “RNER Share”) properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $26,526,872. These share redemptions were in addition to the 14,535,798 RNER Shares that were tendered for redemption in connection with the special meeting of RNER’s stockholders held on December 21, 2022 approving the extension of RNER’s expiration date to March 1, 2023 at a redemption price of approximately $10.31 per share, for an aggregate redemption amount of approximately $149,864,077;

●	at the effective time of the Business Combination (the “Effective Time”), each unit of RNER (a “RNER Unit”) issued and outstanding immediately prior to the Effective Time automatically detached and the holder of each such RNER Unit became deemed to hold one RNER Share and one warrant of RNER entitling the holder to purchase three-fourths of one RNER Share per warrant at a price of $11.50 per whole share (exercisable only for whole shares) (each, a “RNER Warrant”); and

●	each RNER Share issued and outstanding immediately prior to the Effective Time automatically converted into the right to receive 0.899 of our ordinary shares, and each RNER Warrant issued and outstanding immediately prior to the Effective Time converted into the right to receive 0.899 warrants of the Company (a “New Warrant”) subject to downward adjustment to the next whole number in case of fractions of warrants. A total of 16,043,862 New Warrants to purchase three-fourths of one HUB ordinary share were issued to holders of the RNER warrants. As a result of this conversion the New Warrants’ exercise price increased to $12.79 per whole share.

Our ordinary shares and warrants began trading on The Nasdaq Stock Market LLC on March under the symbol “HUBC” and “HUBCW” and “HUBCZ” respectively.

Funding Transactions

A.G.P. Note

On February 28, 2023, upon the closing of the Business Combination, we entered into a convertible note agreement with A.G.P./Alliance Global Partners (“A.G.P.”), the representative of the underwriters in RNER’s IPO and a stockholder of RNER, pursuant to which A.G.P. purchased convertible notes from the Company in an aggregate principal amount of $5,219,319 (the “A.G.P. Note”). The proceeds from the A.G.P. Note were used to pay expenses in connection with the closing of the Business Combination.

The A.G.P. Note bears interest at a rate of 6% per annum (18% upon the A.G.P. Note being in default), has a maturity date of March 1, 2024 and is convertible for our ordinary shares at A.G.P.’s option, at any time prior to the respective note being paid in full at a conversion price of $10. Additionally, under certain conditions, rather than repaying the A.G.P. Note in cash, we can pay in the form of shares issuable upon conversion of the A.G.P. Note, which shall be calculated by dividing the amount being repaid by the Alternate Conversion Price, which is equal to as of the date of conversion, ninety three percent (93%) of the lowest daily VWAP (as defined in the A.G.P. Note) of our ordinary shares during the five (5) consecutive trading day period ending on the trading day prior to delivery of the notice of conversion. In accordance with the terms of the A.G.P. Note and related registration rights we granted. we are registering the resale of up to 20,015,025 ordinary shares, which is the maximum amount of ordinary shares issuable upon conversion of the A.G.P. Note, based on an assumed conversion price of $0.32 which is equal to the Alternate Conversion Price as of the date of filing of this prospectus.

Shayna Loans

On each of February 23, 2023, June 11, 2023 and July 9, 2023, we entered into Convertible Loan Agreements (together the “Shayna Loan Agreements”) with Shayna LP, a Cayman Islands company (“Shayna”), in the amounts of NIS 10 million (approximately $2.8 million), NIS 5 million (approximately $1.4 million) and NIS 1.85 million (approximately $500,000) respectively (each a “Shayna Loan and, together, the “Shayna Loans”). The Shayna Loans will not bear interest unless the Company defaults in making certain payments under the Shayna Loans. In the event that the Company defaults on certain payments under the Shayna Loans, then Shayna Loans will bear interest at an annual rate of 8% until paid in full.

The Shayna Loans will each be convertible at the option of Shayna at a conversion price equal $0.20, following an amendment to the Shayna Loan Agreements fixing the conversion price as such. Additionally, upon conversion of the principal amount Shayna Loan from February 23, 2023, we will also be required to issue a warrant to purchase one ordinary share together with each share that we issue to Shayna upon conversion (the “Shayna Warrants”). We are registering for resale hereunder up to 35,254,727 ordinary shares consisting of (i) 22,124,475 ordinary shares issuable upon conversion in full of the Shayna Loans and (ii) 13,130,252 ordinary shares issuable upon exercise of the Shayna Warrants).

In addition, Shayna will not be allowed to convert the Shayna Loans, and we will not issue shares in respect of a conversion notice, if the conversion would require the approval of our shareholders in accordance with section 270(5) and section 274 of the Companies Law, and this conversion and allocation will be postponed to the earliest date given in accordance with section 270(5) and Article 274 of the Companies Law.

If, at any point following the conversion of the Loans, Shayna were to own 7% or more of our issued and outstanding shares, Shayna will be entitled to require us, to register for resale all of the Company’s shares for resale by Shayna, as well as ordinary shares that may be allocated upon exercising warrants, which Shayna will be entitled to as a result of the conversion of the Loans, on Form F-1 or Form F-3, as applicable, within 21 days after receiving a written notice from Shayna. Additionally, pursuant to the Loan Agreements, Shayna will be entitled to standard “piggyback registration rights” in any case that we submit a registration document to the SEC to register our shares for ourself or any other party and will also be entitled to participate in any sale of shares under that registration statement.

In connection with the Shayna Loans, we agreed to pay commission totaling NIS 467,500 (approximately $125,000) to an affiliate entity of Shayna. In addition, commencing on August 10, 2023, the Company agreed to pay to Shayna a consulting fee equal to $95,900 per month (plus value added tax) in 12 equal monthly payments, totaling $1,150,800 for advisory services to be provided pursuant to the Loan Agreements. We also agreed to pay a commission equal to NIS 375,000 (approximately $105,000) together with warrants to purchase our ordinary shares having a value equal to NIS 375,000 upon the date of grant to A-Labs Finance and Advisory Ltd.

In order to guarantee Shayna’s rights under the Shayna Loans and to receive the brokerage and consulting fees set forth above, each of Vizerion Ltd. A-Labs and Uzi Moskovich (together the “Pledgors”), agreed to pledge all shares and warrants of the Company held by them in favor of Shayna. If the Company fails to register the shares issuable upon conversion of the Shayna Loans within 90 days of the signing of the Loan Agreements, then the Shayna may, at its sole option, foreclose on the shares, in proportion the holding of each of the Pledgors, in exchange for assigning Shayna’s rights according to the Loan Agreement to the Pledgors for the allocation of shares in the same number that was exercised by Shayna, and all other rights of Shayna under the Loan Agreements will remain in effect. If the registration of the shares is completed and Shayna is paid in full for the consulting fee noted above, the pledges on the shares will be canceled.

Lind Financing

On May 4, 2023, we entered into a Securities Purchase Agreement (the “Lind Agreement”) with Lind Global Asset Management VI LLC, an investment fund managed by The Lind Partners, a New York based institutional fund manager (“Lind”). Pursuant to the Lind Agreement, we agreed to issue to Lind up to two (2) secured convertible promissory notes in three tranches (the “Lind Convertible Notes”) for gross proceeds of up to $16,000,000 and warrants (the “Lind Warrants”) to purchase our ordinary shares (the “Lind Financing”). The closings of the Lind Financing (the “Closings and each a “Closing”) will occur in tranches (each a “Tranche”): the Closing of the first Tranche (the “First Closing”) occurred on May 8, 2023 and consisted of the issuance and sale to Lind of a note with a purchase price of $6,000,000 a principal amount of $7,200,000 and the issuance to Lind of Warrants to acquire 2,458,210 ordinary shares.

The purchase price for the initial Lind Convertible Note consisted of two separate funding amounts. At the closing the initial funding amount of $4,500,000 was received by the Company and the funding of the remaining $1,500,000 (the “Second Funding Amount”) was to occur within two (2) Business Days following the filing of our 2022 Annual Report. On August 24, 2023, us and Lind entered into an amendment (the “Amendment”) to each of the Lind Agreement, the Lind Convertible Note and the Lind warrant. Pursuant to the Amendment, the parties agreed to amend the definition of “First Funding Amount” in the Lind Agreement such that Lind would fund the Company with $1 million, less the Commitment Fee (as defined in the Purchase Agreement) immediately upon execution of the Amendment. In addition, Lind agreed to provide the Company with an additional $500,000, less the Commitment Fee, within five (5) business days following the filing of this Registration Statement and that there is no ongoing Event of Default or that no Event of Default will occur as a result of such additional funding.

As consideration for the amendments to the First Funding Amount, we agreed to amend the outstanding Lind Convertible Note and increase the principal amount of the Lind Convertible Note from $7.2 million to $9 million. Additionally, we agreed to amend the conversion price of the Lind Convertible Note to $0.45. Further, as consideration for the Amendment, the Company agreed to amend the Warrant and issue to Lind additional warrants to purchase 2,541,790 of the Company’s ordinary shares bringing the total amount of shares that can be purchased under the outstanding Lind warrant to 5,000,000 ordinary shares. The Company also agreed to amend the exercise price of the Lind warrant to $0.45 per ordinary share.

In connection with the additional $1 million funding pursuant to the Amendment, we agreed issue to Lind a new warrant to purchase 2,500,000 ordinary shares with an exercise price of $0.45 per ordinary share and under the same terms and conditions as the Lind warrant. Finally, upon receipt of the additional $500,000 funding amount, we agreed to issue to Lind a new warrant to purchase a number of ordinary shares equal to $500,000 divided by $0.3590, the closing price of the Company’s ordinary shares on the date prior to the filing of this Registration Statement, at an exercise price equal to 1.25 multiplied by the average of the daily VWAPs (as defined in the Lind Agreement) during the five (5) trading days prior to the filing of this Registration Statement.

So long as no Event of Default has occurred under the Lind Convertible Note sold at the First Closing, the second closing (the “Second Closing), will consist of the issuance and sale to Lind of a note with a purchase price of $10,000,000 and a principal amount of $12,000,000, and the issuance to Lind of additional warrants to acquire ordinary shares. The Second Closing will occur sixty (60) days following the effectiveness of this Registration Statement and is subject to certain conditions precedent as set forth in the Lind Agreement.

The amount of warrants to be issued upon the occurrence of the Second Closing will be equal to 1/3 times the applicable purchase price of the relevant Lind Convertible Note divided by the lower of (i) $0.6102 and (ii) the closing price of the Company’s ordinary shares on the trading day before the applicable closing date.

Pursuant to the Lind Agreement, upon the payment of each funding amount, the Company agreed to pay Lind a commitment fee in an amount equal to 3.5% of the applicable funding amount being funded by Lind at the applicable Closing.

The Lind Convertible Note issued in the First Closing has a maturity date of May 8, 2025, and the Ling Convertible Note to be issued in the Second Closing will have a maturity date of 2 years from the date of issuance (the “Maturity Date”).

Beginning on the date that is the earlier of (1) this Registration Statement being declared effective and (2) 120 days from the issuance date of each Lind Convertible Note , we shall repay the Lind Convertible Note in twelve (12) consecutive monthly installments, on such date and each one (1) month anniversary thereof (each, a “Payment Date” and collectively the “Monthly Payments”) an amount equal to $600,000 (the “Repayment Amount”), with the option of Lind to increase one Monthly Payment up to $1,500,000 by providing written notice to the Company. The Company has the option to make the Monthly Payments (i) in cash in the amount equal to the product of Repayment Amount multiplied by 1.05 (ii) (ii) ordinary share, or (iii) a combination of cash and ordinary shares. The amount of ordinary shares to be issued upon repayment shall be calculate by dividing the Repayment Amount being paid in ordinary shares by the Repayment Share Price. The “Repayment Share Price” will be equal to ninety percent (90)% of the average of the lowest five (5) consecutive daily VWAPs during the twenty (20) Trading Days prior to the Payment Date. Unless waived in writing in advance by Lind, the Company may only make payments in ordinary shares unless such shares (A) may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, or (B) are registered for resale under the 1933 Act and the registration statement is in effect and lawfully usable to effect immediate sales of such shares by Lind.

The Lind Convertible Note outstanding has a conversion price of $0.45 (following the Amendment). Any additional notes issued to Lind will be convertible at the option of Lind at a conversion price equal to the lower of (i) $0.9763 and (ii) 1.6 times the closing price of the Company’s ordinary shares on the trading day before the applicable closing date (the “Conversion Price”). Upon the occurrence and during the continuance of an Event of Default (as defined in the Lind Convertible Note) Lind shall have the option to convert such note at the lower of (i) the then-current Conversion Price and (ii) eighty-percent (80)% of the average of the three (3) lowest daily VWAPs during the twenty (20) Trading Days prior to delivery of the applicable notice of conversion. The Conversion Price is also subject to certain adjustments as set forth in the relevant note.

The Lind Convertible Notes will not bear interest other than, in the event that if certain payments under the Lind Convertible Note as set forth therein are not timely made, the Lind Convertible Notes will bear interest at the rate of 2% per month (prorated for partial months) until paid in full. We will have the right to prepay the Lind Convertible Note under the terms set forth therein.

We have the right to prepay all, but not less than all, of the applicable Lind Convertible Note following the date that is sixty (60) days after the earlier to occur of (a) the date this Registration Statement is declared effective by the SEC or (b) the date that any shares issued pursuant to the applicable Lind Convertible Note may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale at an amount equal to the outstanding principal amount of the Lind Convertible Note multiplied by 1.05.

Pursuant to the Lind Convertible Note, we agreed that in the event that, at any time following the First Closing, the Company or its subsidiaries, issue any debt, including any subordinated debt or convertible or any equity interests, other than Exempted Securities, as such term is defined in the Lind Agreement, in one or more transactions for aggregate proceeds of more than $10,000,000 of cash proceeds being received by the Company, unless otherwise waived in writing by and at the discretion of Lind, the Company will immediately utilize 20% of the proceeds of such issuance to repay the Lind Convertible Notes issued to Lind pursuant to the Lind Agreement, until there remains no outstanding and unconverted principal amount due.

Lind will not have the right to convert the portion of the Lind Convertible Note or exercise the portion of the Lind Warrants, if Lind together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% if Lind already owns greater than 4.99)% of the number of ordinary shares outstanding immediately after giving effect to such conversion or exercise.

We are currently in default under the outstanding Lind Convertible Note and Lind Agreement due to our failure to timely file our Annual Report as well as our failure to file the Registration Statement within 30 days of the entry into the Lind Agreement as well as for certain prohibited issuances we made (including the entry into the Shayna Loan Agreements). As a result of this default it is uncertain when, if at all, we may be able to receive the additional amounts called for under the Lind Agreement as part of the Second Closing. We are currently in discussions with Lind as to solutions to cure the default.

Liquidity and Capital Resources

Since inception, HUB Security has incurred losses and generated negative cash flows from operations and has funded its operations, research and development, capital expenditure and working capital requirements through revenue received from customers, bank loans and other debt facilities and government grants, as well as equity contributions from shareholders.

We expect our capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce the confidential computing products, develop and continue its research and development efforts. As of December 31, 2022, HUB’s cash and cash equivalents were $4 million. The Company intends to finance operating costs over the next twelve months through a combination of future issuances of equity and/or debt securities, reducing operating spend, and potentially divesting assets.

Our future capital requirements will depend on many factors, including, but not limited to our growth, market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our platform, and the expansion of sales and marketing activities. We are required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we issue additional equity securities to raise additional funds, further dilution to existing shareholders may occur. However, we cannot predict with certainty the outcome of our actions to generate liquidity, including the availability of additional financing. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

As a result of liquidity and cash flow concerns that have arisen resulting from the Company’s business operations, together with our internal investigation into misconduct by former senior officers and the delay in the filing of our 2022 Annual Report, we face significant uncertainty regarding the adequacy of its liquidity and capital resources and its ability to repay its obligations as they become due.

The significant uncertainty regarding our liquidity and capital resources, our ability to repay our obligations as they become due, provides substantial doubt about our ability to continue as a going concern for the next twelve months from the date hereof. Our management is closely monitoring the situation and has been attempting to alleviate the liquidity and capital resources concerns through workforce reductions, interim financing facilities and other capital raising efforts.

We are seeking obtain additional sources of debt and equity financing, together with additional revenues from new business opportunities and has engaged with potential investors with regards to such financing alternatives. However, such opportunities remain uncertain and are predicated upon events and circumstances which are outside the Company’s control. The inability to borrow or raise sufficient funds on commercially reasonable terms, would have serious consequences to the Company’s financial condition and results of operations.

Additionally, we will receive the proceeds from any exercise of any Warrants in cash. The aggregate amount of proceeds could be up to $173,879,341.82 million if all Warrants are exercised for cash. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but our ability to fund our operations is not dependent upon receipt of cash proceeds from the exercise of the warrants.

We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

Summary Risk Factors

Investing in our ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 14 and in the documents incorporated by reference into this prospectus. Such risks include, but are not limited to:

●	Our previously disclosed internal investigation was initiated to review allegations of misappropriation of Company funds and other potential fraudulent actions regarding the use of Company funds by a former senior officer of the Company. As a result of or in connection with the matters that were the subject of the investigation, we may become subject to certain regulatory scrutiny. In addition, we have incurred and may continue to incur substantial costs in connection with the internal investigation, which could have a material adverse effect on our business, financial condition and results of operations.

●	We are a company with a history of net losses and anticipate that we may incur net losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate in the future.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	The circumstances that led to the failure to file our Annual Report on time, and our efforts to investigate, assess and remediate those matters have caused and may continue to cause substantial delays in our SEC filings.

●	We are not currently in compliance with the continued listing standards of Nasdaq and our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

●	We have previously financed our operations and certain capital needs through various debt, convertible debt and equity issuances. Our existing and future debt obligations could impair our liquidity and financial condition. We are currently in default under certain of our debt obligations. If we are unable to negotiate a solution for the payment of our outstanding debt or otherwise meet our debt obligations, the lenders could foreclose on our assets which could cause us to curtail or cease operations or have an adverse impact on our business, results of operations and financial condition and the price of our ordinary shares.

●	We will likely be required to raise additional funds in the near future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

●	An inability to attract new customers, retain existing customers and sell additional services to customers could adversely impact our revenue and results of operations.

●	The termination of, or material changes to, our relationships with key vendors could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our distribution and offerings in our Professional Services division.

●	Actions that we have taken to reduce costs and rebalance investments may not result in anticipated savings or operational efficiencies, could result in total costs and expenses that are greater than expected, and could disrupt our business.

●	Our limited operating history in the field of confidential computing makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

●	The network security market is rapidly evolving within the increasingly challenging cyber threat landscape. If our solutions fail to adapt to market changes and demands, sales may not continue to grow or may decline.

●	Our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or if our customers experience security breaches, which could have a material adverse effect on our business, reputation and operating results.

●	Our ability to introduce new products, features, integrations and enhancements is dependent on adequate research and development resources.

●	We currently have and target many customers that are large corporations and government entities, which are subject to a number of challenges and risks, such as increased competitive pressures, administrative delays and additional approval requirements.

●	We may not be able to convert our customer orders in backlog or pipeline into revenue.

●	A shortage of components or manufacturing capacity could cause a delay in our ability to fulfill orders or increase our manufacturing costs.

●	Our management team has limited experience managing a U.S. listed public company.

●	Our business relies on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

●	Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

●	As a cybersecurity provider, if any of our systems, our customers’ cloud or on-premises environments, or our internal systems are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our business may be harmed, and we may lose business and incur losses or liabilities.

●	Undetected defects and errors may increase our costs and impair the market acceptance of our products and solutions.

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our products or technology. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

●	The dynamic regulatory environment around privacy and data protection may limit our offering or require modification of our products and services, which could limit our ability to attract new customers and support our existing customers and increase our operational expenses. We could also be subject to investigations, litigation, or enforcement actions alleging that we fail to comply with the regulatory requirements, which could harm our operating results and adversely affect our business.

●	Our actual or perceived failure to adequately protect personal data could subject us to sanctions and damages and could harm our reputation and business.

●	We may be required to indemnify our directors and officers in certain circumstances.

●	A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

●	We are subject to a number of securities class actions and other litigations and could be subject to additional litigation in the United States, Israel or elsewhere that could negatively impact our business, including resulting in substantial costs and liabilities.

●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

●	Provisions of Israeli law and our articles of association may delay, prevent or make difficult an acquisition of us, prevent a change of control, and negatively impact our share price.

●	Our ordinary shares and warrants may not continue to be listed on a national securities exchange, which could limit investors’ ability to make transactions in such securities and subject us to additional trading restrictions.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, then the price and trading volume of our ordinary shares could decline.

●	As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

●	The listing of our securities on Nasdaq did not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

●	Conditions in Israel could materially and adversely affect our business.

●	It may be difficult to enforce a U.S. judgment against us, our officers and directors and any Israeli experts in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.

●	We may issue additional ordinary shares or other equity securities without seeking approval of our shareholders, which would dilute the ownership interests represented by our ordinary shares and may depress the market price of our ordinary shares

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

●	an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure;

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

●	an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

THE OFFERING

Ordinary shares issuable by us upon exercise of the SPAC warrants and the prior warrants	18,918,506

Ordinary shares that may be offered and sold from time to time by the Selling Securityholders

Up to 87,807,052 ordinary shares consisting of up to (a) 7,500,000 ordinary shares issuable upon exercise of the Lind Warrants; (b) 20,000,000 ordinary shares issuable upon conversion of the Lind Convertible Note; (c) 22,124,475 ordinary shares issuable upon conversion of the Shayna Loan Agreements; (d) 13,130,252 ordinary shares issuable upon exercise of the Shayna Warrants; (e) 20,015,026 ordinary shares issuable upon conversion of approximately $6.7 million aggregate principal amount of the A.G.P. Note; (f) 4,635,308 ordinary shares issued at the closing of the Business Combination in exchange for shares of RNER common stock held by the Sponsor and the directors and officers of RNER prior to the Business Combination; and (g) 401,992 ordinary shares that are issuable upon the exercise of the 535,989 private warrants.

Warrants that may be offered and sold from time to time by the Selling Securityholders	535,989 private warrants

Terms of Warrants	Each of the outstanding SPAC warrants entitles the holder to purchase three fourths of one ordinary share at a price of $12.79 per whole share. The SPAC warrants expire on February 28, 2028 at 5:00 p.m., New York City time. As a result, a holder must exercise the SPAC warrants in multiples of two warrants, subject to adjustment, to validly exercise the SPAC warrants.

The prior warrants are exercisable for one ordinary share each, with an exercise price of $2.03 per ordinary share. The prior warrants were originally set to expire on August 22, 2023, but our Board approved an extension to the prior warrants and their current expiration date is on August 22, 2025 at 5:00 p.m., New York City time.

The Shayna Warrants that are issuable upon conversion of the Shayna Loans will be exercisable for one ordinary share each and will have an exercise price of $0.20 per ordinary share. The Shayna warrants will have an expiration date that is 36 months from their issuance date.

The Lind warrants that have been issued are exercisable for one ordinary share each, with an exercise price of $0.45 per share and expire five years from their issuance dates. Any future Lind warrants that we issue in accordance with the terms of the Lind Agreement will have exercise prices equal to either (i) 1.25 times the average of the daily VWAPs during the five (5) Trading Days prior to the filing of this Registration Statement with the SEC for the Registration Funding Warrants) or (ii) 150% of the lower of $0.6102 or the closing price of the Company’s ordinary shares on the applicable issuance date, for the Final Tranche Warrants.

Offering prices of the ordinary shares	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of warrants	98,283,058 ordinary shares (as of August 31, 2023).

Warrants issued and outstanding	30,429,464 Warrants (as of August 31, 2023), including (a) 15,507,843 public warrants (b) 535,989 private warrants; (c) 6,885,632 prior warrants, and (d) 7,500,000 Lind warrants.

Ordinary shares to be issued and outstanding assuming exercise of all Warrants	137,831,816 ordinary shares (as of August 31, 2023), including 13,130,252 shares issuable upon exercise of the Shayna Warrants, which are issuable upon conversion of the Shayna Loans.

Use of proceeds	We will receive up to an aggregate of $173,879,341.82 from the exercise of the Warrants, assuming the issuance in full of all the Warrants and their exercise in full for cash. If any of the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their warrants. See “Use of Proceeds.”

All of the Offered Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales of the Offered Shares.

Dividend Policy	We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition.

Market for our ordinary shares and warrants	Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “HUBC,” “HUBCW” and “HUBCZ,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 14 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our 2022 Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering

The securities being offered in this prospectus represent a substantial percentage of our outstanding ordinary shares, and the sales of such securities could cause the market price of our ordinary shares to decline significantly.

This prospectus relates, among other things, (a) to the issuance from time to time by us of (i) up to 18,918,506 ordinary shares including (x) 11,630,882 ordinary shares issuable upon the exercise of public warrants and (y) 401,992 ordinary shares issuable upon the exercise of the private warrants that were issued in exchange for the private warrants of RNER (the “private warrants”) at the closing of the Business Combination; and (ii) 6,885,632 ordinary shares issuable upon the exercise of warrants that were issued as part of an offering we conducted in Israel to institutional investors greater than one year prior to the closing of the Business Combination (the “prior warrants”) and (b) the resale of (x) 87,807,052 ordinary shares issued or issuable to certain of the Selling Securityholders consisting of: (i) 7,500,000 ordinary shares issuable upon exercise of the Lind Warrants; (ii) 20,000,000 ordinary shares issuable upon conversion of the total aggregate principal amount issued to Lind under a Lind Convertible Note; (iii) 22,124,475 ordinary shares issuable upon conversion of the Shayna Loans; (iv) 13,130,252 ordinary shares issuable upon exercise of the Shayna warrants; (v) 20,015,026 ordinary shares issuable upon conversion of the A.G.P. Note; (vi) 4,635,308 ordinary shares issued at the closing of the Business Combination in exchange for shares of RNER common stock held by the Sponsor and the directors and officers of RNER prior to the Business Combination; and (vii) 401,992 ordinary shares that are issuable upon the exercise of the 535,989 private warrants and (y) 535,989 private warrants.

The ordinary shares being offered for resale in this prospectus represents 47.19% of our issued and outstanding ordinary shares as of August 31, 2023 (assuming, in each case, the conversion in full of all of the Convertible Notes and the exercise of all of the Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased or are issuable to them in the future due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above.

Should our share price exceed the respective conversion price of the debt obligations held or respective exercise price of the specific warrant held, the Selling Securityholders may experience potential profit upon the conversion of our outstanding debt obligations or the exercise of a warrant and sale of the underlying ordinary share in the amount such ale exceeds the conversion or exercise price of the underlying ordinary share.

Future sales of a substantial number of our securities in the public market by us or our existing securityholders could cause the market price of our ordinary shares and warrants to decline significantly.

The sale of substantial amounts of ordinary shares or warrants by us or our existing securityholders, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

In addition, the ordinary shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We intend to file a Form S-8 shortly after the date of this prospectus to register our ordinary shares or securities convertible into or exchangeable for ordinary shares issued pursuant to our equity incentive plans. Such Form S-8 registration statement will become effective immediately upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market once the Form S-8 is filed.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders and have a negative impact on the market price of our ordinary shares.

It is not possible to predict the actual number of ordinary shares, if any, we will issue upon conversion of the Convertible Notes to the Selling Securityholders, or the actual gross proceeds resulting from exercises of the Warrants.

While, under certain circumstances, we may choose to make payments by converting some of the outstanding principal amounts of the A.G.P. Note, the Shayna Loans and the Lind Convertible Notes, we do not otherwise have the right to control the timing and amount of any conversions of principal under the Convertible Notes. Additionally we do not control the timing or frequency of exercises of the Warrants by Lind or Shayna pursuant to the terms of the Warrants. The number of shares that we issue upon conversion of the Convertible Notes and/or upon exercise of Warrants, if any, will depend upon market conditions and other factors to be determined by the respective Selling Securityholder. The Selling Securityholder may ultimately decide to convert none or a portion of the principal amount of the Convertible Notes or exercise none or a portion of the Warrants.

Because the conversion price of the Convertible Notes will fluctuate based on the market prices of our ordinary shares at the time of conversion by the Selling Securityholders pursuant to the Convertible Notes, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the purchase price per share that such Selling Securityholder will effectively pay for ordinary shares issued upon conversion under the Convertible Notes, or the aggregate gross proceeds that we will receive from any exercises of the Warrants by a Selling Securityholder.

Because the market price of our ordinary shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual number of shares we issue to the Selling Securityholders upon conversion of the Convertible Notes and the purchase prices to be paid by the Selling Securityholder upon exercise of the Warrants, if any, also may fluctuate significantly based on the market price of our ordinary shares.

The number of ordinary shares ultimately offered for sale by the Selling Securityholders is dependent upon the number of shares, if any, we ultimately issue upon conversion of the Convertible Notes and exercises of the Warrants, if any. However, even if the Selling Securityholders elect to convert the entire principal amount of the Convertible Notes and exercise all of the Warrants, the Selling Securityholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy ordinary shares from the Selling Securityholders at different times will likely pay different prices.

While, under certain circumstances, we may choose to make payments by converting some of the outstanding principal amounts of the A.G.P. Note and the Lind Convertible Notes , we do not otherwise have the right to control the timing and amount of any conversions under the Convertible Notes or exercises of the Warrants by the Selling Securityholders. If and when the Selling Securityholders convert any principal amounts under the Convertible Notes or exercises any of the Warrants and has acquired our ordinary shares, the Selling Securityholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the Selling Securityholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholders in this offering as a result of future conversions under the Convertible Notes and exercises of the Warrants at prices lower than the prices such investors paid for their shares in this offering. In addition, if we issue a substantial number of ordinary shares to the Selling Securityholders upon conversions under the Convertible Notes or exercises of the Warrants, or if investors expect that the Selling Securityholders will convert under the Convertible Notes or exercises the Warrants, the actual issuance of shares or the mere existence of the Convertible Notes and Warrants may result in significant dilution to our current shareholders and may cause volatility in the trading price of our ordinary shares and may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;
MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.,

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	Our previously disclosed internal investigation was initiated to review allegations of misappropriation of Company funds and other potential fraudulent actions regarding the use of Company funds by a former senior officer of the Company. As a result of or in connection with the matters that were the subject of the investigation, we may become subject to certain regulatory scrutiny. In addition, we have incurred and may continue to incur substantial costs in connection with the internal investigation, which could have a material adverse effect on our business, financial condition and results of operations.

●	We are a company with a history of net losses and anticipate that we may incur net losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate in the future.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	The circumstances that led to the failure to file our Annual Report on time, and our efforts to investigate, assess and remediate those matters have caused and may continue to cause substantial delays in our SEC filings.

●	We are not currently in compliance with the continued listing standards of Nasdaq and our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

●	We have previously financed our operations and certain capital needs through various debt, convertible debt and equity issuances. Our existing and future debt obligations could impair our liquidity and financial condition. We are currently in default under certain of our debt obligations. If we are unable to negotiate a solution for the payment of our outstanding debt or otherwise meet our debt obligations, the lenders could foreclose on our assets which could cause us to curtail or cease operations or have an adverse impact on our business, results of operations and financial condition and the price of our ordinary shares.

●	We will likely be required to raise additional funds in the near future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

●	An inability to attract new customers, retain existing customers and sell additional services to customers could adversely impact our revenue and results of operations.

●	The termination of, or material changes to, our relationships with key vendors could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our distribution and offerings in our Professional Services division.

●	Actions that we have taken to reduce costs and rebalance investments may not result in anticipated savings or operational efficiencies, could result in total costs and expenses that are greater than expected, and could disrupt our business.

●	Our limited operating history in the field of confidential computing makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

●	The network security market is rapidly evolving within the increasingly challenging cyber threat landscape. If our solutions fail to adapt to market changes and demands, sales may not continue to grow or may decline.

●	Our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or if our customers experience security breaches, which could have a material adverse effect on our business, reputation and operating results.

●	Our ability to introduce new products, features, integrations and enhancements is dependent on adequate research and development resources.

●	We currently have and target many customers that are large corporations and government entities, which are subject to a number of challenges and risks, such as increased competitive pressures, administrative delays and additional approval requirements.

●	We may not be able to convert our customer orders in backlog or pipeline into revenue.

●	A shortage of components or manufacturing capacity could cause a delay in our ability to fulfill orders or increase our manufacturing costs.

●	Our management team has limited experience managing a U.S. listed public company.

●	Our business relies on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

●	Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

●	As a cybersecurity provider, if any of our systems, our customers’ cloud or on-premises environments, or our internal systems are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our business may be harmed, and we may lose business and incur losses or liabilities.

●	Undetected defects and errors may increase our costs and impair the market acceptance of our products and solutions.

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our products or technology. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

●	The dynamic regulatory environment around privacy and data protection may limit our offering or require modification of our products and services, which could limit our ability to attract new customers and support our existing customers and increase our operational expenses. We could also be subject to investigations, litigation, or enforcement actions alleging that we fail to comply with the regulatory requirements, which could harm our operating results and adversely affect our business.

●	Our actual or perceived failure to adequately protect personal data could subject us to sanctions and damages and could harm our reputation and business.

●	We may be required to indemnify our directors and officers in certain circumstances.

●	A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

●	We are subject to a number of securities class actions and other litigations and could be subject to additional litigation in the United States, Israel or elsewhere that could negatively impact our business, including resulting in substantial costs and liabilities.

●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

●	Provisions of Israeli law and our articles of association may delay, prevent or make difficult an acquisition of us, prevent a change of control, and negatively impact our share price.

●	Our ordinary shares and warrants may not continue to be listed on a national securities exchange, which could limit investors’ ability to make transactions in such securities and subject us to additional trading restrictions.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, then the price and trading volume of our ordinary shares could decline.

●	As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

●	The listing of our securities on Nasdaq did not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

●	Conditions in Israel could materially and adversely affect our business.

●	It may be difficult to enforce a U.S. judgment against us, our officers and directors and any of our Israeli experts named in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.

●	We may issue additional ordinary shares or other equity securities without seeking approval of our shareholders, which would dilute the ownership interests represented by our ordinary shares and may depress the market price of our ordinary shares; and

●	The other matters described in the section titled “Risk Factors” beginning on page 14 and in the documents incorporated by reference into this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” elsewhere in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and in and “Risk Factors” and “Operating and Financial Review and Prospects” in our 2022 Annual Report on Form 20-F incorporated by reference into this prospectus.

USE OF PROCEEDS

We will receive up to an aggregate of $173,879,341.82 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash.

If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices for the Warrants, we believe warrant holders will be unlikely to exercise their Warrants. As of September 1, 2023 the closing price of our ordinary shares was 0.3580 per share.

All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 87,807,052 ordinary shares by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The percentage of ownership in the table below is based on 98,283,058 ordinary shares outstanding as of August 31, 2023. The table is prepared based on information supplied to us by the Selling Securityholders, and reflects their holdings as of August 31, 2023.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of August 31, 2023 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders.

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Ordinary Shares	Warrants	Ordinary Shares(1)	Warrants(2)	Ordinary Shares	Percentages	Warrants	Percentage
DC Rainier SPV LLC(3)	4,571,126	524,300	4,571,126	524,300	—	—	—	—
Matthew Kearney(4)	318,685	8,991	318,685	8,991	—	—	—	—
Young Cho(5)	95,605	2,698	95,605	2,698	—	—	—	—
Christina Favilla	17,231	—	17,231	—	—	—	—	—
Otto Bisbakk	17,231	—	17,231	—	—	—	—	—
Jeffery Bistrong	17,231	—	17,231	—	—	—	—	—
Lind Global Asset Management VI LLC(6)	5,161,902	—	27,500,000	—	—	—	—	—
Shayna L.P.(7)	24,555,409	—	35,254,727	—	—	—	—	—
A.G.P./Alliance Global Partners LLC.(8)	5,161,902	—	20,015,026	—	865,000	*	—	—

*	Less than 1%.

(1)	The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)

The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(3)	Securities offered pursuant to this prospectus consist of (i) 4,571,126 ordinary shares including: (a) 4,178,091 ordinary shares held directly by the Selling Securityholder and (b) 393,225 ordinary shares issuable upon the exercise of Warrants and (ii) 524,300 Warrants. The securities are being registered for resale in accordance with the terms of the Registration Rights Agreement. Dominion Capital LLC is the manager of the Sponsor, DC Rainier SPV LLC. Dominion Capital Holdings LLC is the manager of Dominion Capital LLC. Mikhail and Gennadiy Gurevich are managing members of Dominion Capital Holdings LLC and as such have voting and investment control over the investments held by DC Rainier SPV LLC. The business address of DC Rainier SPV LLC is 256 W. 38th Street, 15th Floor, New York, NY 10018.

(4)	Securities offered pursuant to this prospectus consist of (i) 318,685 ordinary shares including: (a) 311,941 ordinary shares held directly by the Selling Securityholder and (b) 6,743 ordinary shares issuable upon the exercise of Warrants and (ii) 8,891 Warrants.

(5)	Securities offered pursuant to this prospectus consist of (i) 95,605 ordinary shares including: (a) 93,582 ordinary shares held directly by the Selling Securityholder and (b) 2,024 ordinary shares issuable upon the exercise of Warrants and (ii) 2,698 Warrants.

(6)

Lind Global Asset Management VI, LLC (“Lind”) may not convert or exercise, as applicable, any portion of the Lind Convertible Notes or the Lind Warrants to the extent such conversion or exercise would cause Lind, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock (or 9.99% of our then outstanding common stock to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then common stock at the time of such conversion (each such limitation, a “Beneficial Ownership Limitation”)). Due to the Beneficial Ownership Limitation, prior to the offering, Lind’s beneficial ownership of our shares of common stock includes up to 5,161,902 ordinary shares issuable upon conversion of the Lind Convertible Note and/or issuable upon exercise of the Lind Warrants and excludes up to 22,338,098 ordinary shares otherwise issuable upon conversion of the Lind Convertible Note or exercise of the Lind Warrants.

Any ordinary shares beneficially owned by Lind are directly owned by Lind. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(7)

Shayna may not convert or exercise, as applicable, any portion of the Shayna Loans or Shayna Warrants, as applicable to the extent such conversion or exercise would cause Shayna, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 19.99% of our then outstanding ordinary shares (such limitation, the “Shayna Ownership Limitation”)). Due to the Shayna Ownership Limitation, prior to the offering, Shayna’s beneficial ownership of our ordinary shares includes only up to 24,555,409 ordinary shares and excludes up to 10,699,318 ordinary shares otherwise issuable upon conversion of the Shayna Loans or exercise of the Shayna Warrants.

Any ordinary shares beneficially owned by Shayna are directly owned by Shayna L.P. (“Shayna”), a limited partnership organized under the laws of the Cayman Islands. The ordinary shares held by Shayna are indirectly beneficially owned by (i) Carmel Argaman Investments Ltd. (“Carmel”), a company organized under the laws of the State of Israel, which serves as the general partner of Shayna; and (ii) Mr. Guy David Shantser, who wholly-owns Carmel. The business address of Shayna is Shayna L.P CO-113064, Cayman Islands.

(8)

A.G.P./Alliance Global Partners LLC (“A.G.P.”) may not convert or exercise, as applicable, any portion of the A.G.P. Note to the extent such conversion or exercise would cause A.G.P., together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares (or 9.99% of our then outstanding ordinary shares to the extent A.G.P., together with its affiliates, beneficially owns in excess of 4.99% of our ordinary shares at the time of such conversion (each such limitation, the “A.G.P. Beneficial Ownership Limitation”)). Due to the A.G.P. Beneficial Ownership Limitation, prior to the offering, A.G.P.’s beneficial ownership of our ordinary shares includes up to 5,161,902 ordinary shares issuable upon conversion of the A.G.P. Note and excludes up to 14,853,124 ordinary shares otherwise issuable upon conversion of the A.G.P. Note.

A.G.P. Individuals who have shared voting and investor control over these shares are Raffaele Gambardella, A.G.P.’s Chief Operating Officer/Chief Risk Offer, Phillip W. Michals, A.G.P.’s Chief Executive Officer, and David A. Bocchi, Trustee of the David Bocchi Family Trust, which is an indirect owner of A.G.P., each of whom disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest. The business address for A.G.P. is 88 Post Road West, 2nd Floor, Westport, Connecticut 06880.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the ordinary shares or their interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of their ordinary shares or other shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of their securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution or shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We estimate that our expenses in connection with the issuance and registration of our ordinary shares in connection with exercise of warrants and the offer and sale of our ordinary shares by the Selling Securityholders, will be as follows:

Expenses	Amount
SEC registration fee		$5,718.15
FINRA filing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the ordinary shares and certain warrants offered by this prospectus and certain other Israeli legal matters will be passed upon for HUB Security by Shibolet Law Firm. The legality of certain of the HUB Security warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for HUB Security by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of HUB Cyber Security Ltd. and its subsidiaries as of December 31, 2021 and 20221, and for each of the three years ended December 31, 2022 incorporated by reference into this prospectus have been so included in reliance on the reports of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of Kost, Forer, Gabbay & Kasierer is 144 Menachem Begin Road, Building A, Tel Aviv 6492102, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates, Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the Transactions. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent and warrant agent for HUB Security’s securities is American Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on August 15, 2023;

●	the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41634), filed with the SEC on February 28, 2023, including any amendments or reports filed for the purpose of updating such description.

We have filed a registration statement on Form F-1 to register the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned above under “Where You Can Find More Information; Incorporation of Information by Reference.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

HUB Cyber Security Ltd.

Attention: Chief Legal Officer

17 Rothschild Blvd.

Tel Aviv, Israel 6688120

Israel

You may also obtain information about us by visiting our website at www.hubsecurity.com. Information contained in our website is not part of this prospectus.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company’s best interests;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Articles permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the Business Combination, to the extent that these liabilities are not covered by insurance. This indemnification shall be limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, (ii) 10 % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment, (iii) $68 million and (iv) for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years (and in the current year through August 31, 2023) involving sales of our securities that were not registered under the Securities Act (we have adjusted the number of shares, options and RSUs to reflect the Share Split on a retroactive basis):

●	We issued an aggregate of 0 ordinary shares pursuant to settlement of RSUs for our employees, directors and consultants.

●	We have issued an aggregate of 2,844,219 ordinary shares pursuant to the exercise of share options by our employees, directors and consultants.

●	We have granted our directors, officers, employees and consultants options to purchase an aggregate of 1,075,806 ordinary shares, at a weighted average exercise price of $0.36 per share, under the HUB Cyber Security Ltd. 2007 Stock Option Plan.

●	We have granted our directors, officers, employees and consultants options to purchase an aggregate of 8,397,204 ordinary shares, at a weighted average exercise price of $1.59 per share, under the HUB Cyber Security Ltd. 2021 Stock Option Plan.

●	We have granted our directors, officers, employees and consultants 6,374,904 RSUs, under the HUB Cyber Security Ltd. 2021 Stock Option Plan, of which 2,577,778 were cancelled and 3,772,901 remain outstanding.

●	We issued an aggregate of 51,000,000 shares pursuant to HUB and ALD share swap merger agreement.

●	We issued an aggregate of 6,399,109 shares to Eldav, pursuant to an agreement for the purchase of the entire issued and outstanding share capital of Comsec Ltd.

●	In connection with the closing of the Business Combination, we issued 397,577 ordinary shares to certain investors for gross proceeds of approximately $4 million as a partial fulfilment of the PIPE Commitment.

●	We have issued to A-Labs Finance and Advisory a total of 3,720,708 warrants as placement agent commission for various financing transactions they have facilitated with a weighted average exercise of $1.89 per share.

●	In connection with an offering in Israel in February 2022 we issued 6,885,632 ordinary shares and 6,885,632 prior warrants.

●	On December 28, 2022, in connection with investment agreements with 12.64 Fund, we issued 431,210 ordinary shares, and warrants to purchase 431,210 ordinary shares at an exercise price of $2.41 per ordinary share.

●	In January 2023 we entered into a loan agreement with A-Labs, pursuant to which A-Labs agreed to issue us a $1,000,000 principal amount note for gross proceeds of $900,000 (the “A-Labs Loan”). The principal amount A-Labs Loan is due to be repaid in one repayment on January 16, 2026 (the Maturity Date”) (36 months from the execution of the A-Labs Loan). The A-Labs Loan bears interest at 12% per annum and interest became payable quarterly commencing on April 1, 2023 until the Maturity Date.

●	On February 28, 2023, in connection with the closing of the Business Combination, we issued a Convertible Note to A.G.P. in the principal amount of approximately $5.2 million.

●	On February 28, 2023, in connection with the closing of the Business Combination, we issued a Convertible Note to a vendor in the amount of approximately $350,000.

●	On February 28, 2023, in connection with the closing of the Business Combination, we issued a Senior Secured Promissory Note to Dominion Capital in the principal amount of $2.5 million.

●	On March 28, 2023, we and Dominion Capital LLC and its affiliates (together, “Dominion”) entered into an Equity Purchase Agreement, whereas pursuant thereto we, may, but are not required to, issue up to $100,000,000 ordinary shares to Dominion over the course of 36 months from the date thereof. As consideration for Dominion’s purchase commitment, we issued to Dominion 1,000,000 ordinary shares as a commitment fee.

●	On May 4, 2023, we entered into the Lind Agreement, pursuant to which we agreed to issue to Lind convertible promissory notes in the aggregate principal amount of up to $21 million. As of the date of this Registration Statement, we have issued a convertible promissory note to Lind for principal amount of $9 million and warrants to purchase 7,400,000 of our ordinary shares with an exercise price of $0.45 per share.

●	On each of February 23, 2023, June 11, 2023 and July 9, 2023, we entered into the Shayna Loan Agreements, pursuant to which we issued approximately NIS 16.85 million (approximately $4.4 million) of convertible promissory notes to Shayna.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporation by Reference
						Filed /
						Furnished
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Herewith
2.1†	Business Combination Agreement, dated as of March 23, 2022, by and among HUB Cyber Security Ltd., Mount Rainier Acquisition Corp. and Rover Merger Sub.	F-4	333-267035	2.1	August 24, 2022
3.1	Amended and Restated Articles of Association of HUB Cyber Security Ltd.	6-K	001-41634	1.1	March 1, 2023
4.1	Specimen Ordinary Share Certificate of HUB Cyber Security Ltd.	F-4	333-267035	4.7	November 17, 2022
4.2	Specimen Warrant Certificate of HUB Cyber Security Ltd.	F-4	333-267035	4.8	November 17, 2022
4.3	Registration Rights Agreement, dated March 23, 2022, by and among HUB Cyber Security (Israel) Ltd., certain security holders of HUB Cyber Security (Israel) Ltd. and certain security holders of Mount Rainier Acquisition Corp.	F-4	333-267035	4.10	August 24, 2022
4.4	Form of Amended and Restated Warrant Agreement, by and among Mount Rainier Acquisition Corp., Hub Cyber Security Ltd. and American Stock Transfer & Trust Company, LLC, as warrant agent..	F-4	333-267035	4.9	August 24, 2022
4.5	Form of Convertible Note Dated February 28, 2023	20-F	001-41316	4.9	August 15, 2023
4.6	Form of Registration Rights Agreement dated February 28, 2023	20-F	001-41316	4.10	August 15, 2023
4.7	Senior Secured Demand Promissory Note, dated February 28, 2023, by and between HUB Cyber Security Ltd. and Dominion Capital LLC	20-F	001-41316	4.11	August 15, 2023
4.8	First Amendment to Senior Secured Demand Promissory Note dated as of March 28, 2023, by and between HUB Cyber Security Ltd. and Dominion Capital LLC	20-F	001-41316	4.12	August 15, 2023
4.9	Form of Convertible Promissory Note by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC	6-K	001-41634	99.2	May 8, 2023

		Incorporation by Reference
						Filed /
						Furnished
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Herewith
4.10	Form of Warrant by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC	6-K	001-41634	99.3	May 8, 2023
5.1	Opinion of Shibolet Law Firm.					*
5.2	Opinion of Latham & Watkins LLP.					*
10.1	Sponsor Support Agreement, dated as of March 23, 2022, by and among Mount Rainier Acquisition Corp., Hub Cyber Security Ltd. and initial stockholders of Mount Rainier Acquisition Corp.	F-4	333-267035	10.4	August 24, 2022
10.2	Equity Purchase Agreement, dated March 28, 2023 by and between HUB Cyber Security Ltd. and Dominion Capital LLC.	6-K	001-41634	99.1	March 30, 2023
10.3	Securities Purchase Agreement, dated May 4, 2023 by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC	6-K	001-41634	99.1	May 8, 2023
10.4	English Translation of Convertible Loan Agreement, dated February 23, 2023, by and between, Hub Cyber Security Ltd. and Shayna L.P.	20-F	001-41316	4.17	August 15, 2023
10.5	English Translation of Convertible Loan Agreement, dated June 11, 2023, by and between, Hub Cyber Security Ltd. and Shayna L.P.	20-F	001-41316	4.18	August 15, 2023
10.6	English Translation of Convertible Loan Agreement, dated July 9, 2023, by and between, Hub Cyber Security Ltd. and Shayna L.P.	20-F	001-41316	4.19	August 15, 2023
10.7	Financial Advisory Services Agreement dated as of July 20, 2021, by and between Hub Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41316	4.20	August 15, 2023
10.8	Addendum No. 1 to Financial Advisory Services Agreement dated as of December 28, 2022, by and between Hub Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41316	4.21	August 15, 2023
10.9	English Translation of Loan Agreement, dated January 16, 2023 by and between HUB Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41316	4.22	August 15, 2023
10.10	Commitment Letter, dated November 16, 2021 by and among, Bank Mizrahi Tefahot Ltd, HUB Cyber Security Ltd. and Comsec Ltd.	20-F	001-41316	4.23	August 15, 2023
10.11††	2007 Employee Stock Option Plan of HUB Cyber Security Ltd.	F-4	333-267035	10.9	November 17, 2022
10.12††	2021 Employee Stock Option Plan of HUB Cyber Security Ltd.	F-4	333-267035	10.10	November 17, 2022

		Incorporation by Reference
						Filed /
						Furnished
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Herewith
10.13	Form of Director and Officer Indemnification Agreement.	F-4	333-267035	10.11	November 17, 2022
10.14	Compensation Policy for Executive Officers and Directors	F-4	333-267035	10.12	November 17, 2022
10.15	Form of Amended and Restated Compensation Policy for Executive Officers and Directors.	20-F	001-41316	4.3	August 15, 2023
21.1	List of subsidiaries of HUB Cyber Security Ltd.	20-F	001-41316	8.1	August 15, 2023
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for HUB Cyber Security Ltd.					*
23.2	Consent of Shibolet Law Firm. (included in Exhibit 5.1).					*
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.2).					*
24.1	Power of Attorney (included on signature page to this Registration Statement).					*
107	Filing Fee Table					*

*	Filed herewith

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on this 7th day of September.

HUB CYBER SECURITY LTD.

By:	/s/ Uzi Moskovich
Name: Uzi Moskovich
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uzi Moskovich and Lior Davidsohn his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Uzi Moskovich	Chief Executive Officer	September 7, 2023
Uzi Moskovich	(Principal Executive and Financial Officer)

/s/ Lior Davidsohn	Vice President Finance	September 7, 2023
Lior Davidsohn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nuriel Kasbian Chirich	Chairman of the Board	September 7, 2023
Nuriel Kasbian Chirich

/s/ Liat Aronson	Director	September 7, 2023
Liat Aronson

/s/ Ilan Flato	Director	September 7, 2023
Ilan Flato

/s/ Matthew Kearney	Director	September 7, 2023
Matthew Kearny

/s/ Beth Michelson	Director	September 7, 2023
Beth Michelson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HUB Cyber Security Ltd. has signed this registration statement on September 7, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director